AMENDED AND RESTATED
MANAGEMENT SERVICES AND OPERATING AGREEMENT
between
SPC MIDSTREAM OPERATING, L.L.C.
and
SUPERIOR PIPELINE COMPANY, L.L.C.
Dated March 1, 2022

TABLE OF CONTENTS
Page

Article 1 Defined Terms; Construction	1

1.1 Defined Terms	1
1.2 References and Rules of Construction	4

Article 2 Engagement of Operator	5

Article 3 Services	5

3.1 Services	5
3.2 Company	5
3.3 Independent Contractor	5

Article 4 Performance of Services	5

4.1 Personnel	5

Article 5 Fees; Revenues; Costs	6

5.1 Operating Fee	6
5.2 Payment of Costs. The Company agrees to pay all costs permitted to be incurred by Operator under the terms of this Agreement to the extent actually incurred in the performance of the Services.	6
5.3 Objections to Invoices; Late Payments; and Disputed Payments	6
5.4 Operating Fee Escalation.	6

Article 6 Representations and Warranties; Claims	7

6.1 Representations and Warranties	7
6.2 Claims	8

Article 7 Standard of Performance, Indemnity, and Insurance	8

7.1 Standard of Conduct; Waiver; Indemnification by Operator.	8
7.2 Indemnification by the Company	9
7.3 Waiver of Liabilities	9
7.4 Defense of Liabilities	10
7.5 No Warranties or Guarantees	10

Article 8 Term and Termination	10

8.1 Term	10
8.2 Termination	10
8.3 Effects of Termination.	11

i

ii

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A    ―    Services

iii

AMENDED AND RESTATED
MANAGEMENT SERVICES AND OPERATING AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT SERVICES AND OPERATING AGREEMENT (this “Agreement”), entered into as of March 1, 2022 (the “Effective Date”), is between Superior Pipeline Company, L.L.C., a Delaware limited liability company (the “Company”), and SPC Midstream Operating, L.L.C., an Oklahoma limited liability company (“Operator”). The Company and Operator are sometimes collectively referred to herein as the “Parties” and each, individually, as a “Party.”
Recitals:
A.    The Company and its subsidiaries, including Superior Appalachian Pipeline, L.L.C., Superior Pipeline Texas, L.L.C., Preston County Gas Gathering, L.L.C., and Superior Pipeline Kansas, L.L.C. (collectively, the “Superior Companies”), own gathering, processing, treating, compression, dehydration, transportation and other related facilities for natural gas and natural gas liquids.
B.    Unit Corporation, a Delaware corporation (“Unit”), and SP Investor Holdings, LLC (“Investor Holdco Party”) entered into that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 1, 2019 (such agreement, as it may be amended, modified or supplemented from time to time, the “LLC Agreement”), to govern the management, ownership, and operation of the Company.
C.    The Parties previously entered into that certain Management Services and Operating Agreement dated as of April 3, 2018 (the “Original Agreement”).
D.    The Parties desire to enter into this Agreement in order to amend and restate the Original Agreement in its entirety.
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the Company and Operator agree as follows:
Article 1
Defined Terms; Construction
1.1Defined Terms. As used in this Agreement, the capitalized terms set forth below shall have these meanings:
“Affiliate” means, regarding any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person. For this Agreement, the Company and Operator are not to be considered Affiliates of each other, and the Company is not to be considered an Affiliate of Unit or Investor Holdco Party.
“Agreed Interest Rate” means for any day a per annum rate of interest equal to (i) the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or (ii) if such rate is no longer available, the average of the prime interest rates announced, from time to time, by the three largest banks (by assets) headquartered in the United States which publish a prime, base or reference rate (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law). The Agreed Interest Rate shall change effective as of the date of any change as published in The Wall Street Journal, or as established by banks regarding the rate in clause (ii), as appropriate, but will not exceed the maximum rate permitted by applicable Law.
“Agreement” is defined in the introductory paragraph.
“Audit” is defined in Section 11.2.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which national banking associations in any of the States of Texas, Oklahoma or New York are required or authorized by applicable Law to remain closed.
“Calendar Month” means any calendar month.
“Closing Date” means April 3, 2018.
“Company” is defined in the introductory paragraph.
“Company Assets” means assets (including all pipelines, facilities, and equipment), rights of way, easements and any other rights and interests owned by the Superior Companies as of the Effective Date, together with any other pipelines, facilities, equipment, or other assets acquired, constructed, or developed by the Superior Companies after the Effective Date, but excluding any assets sold or disposed of by the Superior Companies.
“Company Bank Accounts” is defined in Section Error! Reference source not found..
“Company Business” is defined in the LLC Agreement.
“Company Indemnified Parties” is defined in Section 7.1(c).
“Company Revenues” is defined in Section Error! Reference source not found..
“Confidential Information” is defined in Section 12.8(a).
“Contract” is defined in the LLC Agreement.
“Control” and “Controlled” are defined in the LLC Agreement.
“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on Contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement or the transactions contemplated hereby, including any dispute, controversy or claim about the existence, validity, interpretation, performance, breach or termination of this Agreement or the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.
“Executive Negotiation Notice” is defined in Section 9.1.

“Force Majeure” is defined in Section 12.15(a).

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, or tribunals.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
“Indemnified Party” means the Company Indemnified Parties or the Operator Indemnified Parties.
“Indemnifying Party” means the Company or the Operator.
“Investor Holdco Party” is defined in the Recitals.
“IP” is defined in Section 12.14.
“Law” means any law, statute, rule (including common law rules), Order, ordinance, code, regulation or other legally enforceable requirement of any Governmental Authority, including the foregoing relating to protecting the environment and/or human health and safety.
“Liabilities” means any claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise.
“LLC Agreement” is defined in the Recitals.
“Members” means, collectively, Unit and Investor Holdco Party and/or their successors and assigns, and “Member” means any one of the foregoing.
“Membership Interests” is defined in the LLC Agreement.
“Notice Party” is defined in Section 5.4(b).
“Operating Fee” means $250,000 per Calendar Month, as adjusted from time to time under Section 5.4, which is payable by the Company to Operator for performing the Services.
“Operating Fee Adjustment Event” is defined in Section 5.4(b).
“Operator” is defined in the introductory paragraph.

“Operator Bankruptcy Event” is defined in Section 8.2(e).

“Operator Indemnified Parties” is defined in Section 7.2.

“Order” means any order, judgment, injunction, ruling, or decree of any court or other Governmental Authority.

“Original Agreement” is defined in the Recitals.

“Parties” and “Party” are defined in the introductory paragraph.
“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“Products” means crude oil, water, natural gas and natural gas liquids that may be gathered, processed, transported, treated or handled by or on the Company Assets.
“Receiving Party” is defined in Section 5.4(b).
“Representatives” means, regarding any Person, such Person’s officers, employees, agents, accountants, attorneys, consultants and other authorized representatives.
“Services” means those Services set forth in Exhibit A.
“Successor Operator” is defined in Section 8.3(b).
“Superior Companies” is defined in the Recitals.
“Term” is defined in Section 8.1.
“Third Party” means any Person that is not Operator, the Company, a Member or an Affiliate of the foregoing.
“Unit” is defined in the Recitals.
1.2References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of this Agreement are for convenience only, constitute no part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section, or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Schedules and Exhibits referred to herein are attached to and by this reference incorporated for all purposes. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. All references herein to matters that require the “approval of the Company” or similar statements mean the approval of the Company as provided in the LLC Agreement.

Article 2
Engagement of Operator
The Company engages Operator to perform the Services under the terms of this Agreement. Operator accepts such engagement and agrees to perform, or cause to be performed, the Services under the terms, and subject to the limitations, set forth in this Agreement.
Article 3
Services
3.1Services. Subject to the terms of this Agreement, Operator shall perform, or cause to be performed, and Company retains Operator to perform, or cause to be performed, its obligations hereunder and the Services. For the avoidance of doubt, the Services may be provided by Affiliates of Operator.
3.2Company. Subject to the terms of this Agreement (including Article 4, Section 6.1 and Section 7.1), the Company: (a) authorizes and directs Operator to perform, or cause to be performed, any acts and things necessary, requisite or proper in connection with performing the Services contemplated by this Agreement; (b) shall provide to Operator, and/or cooperate with Operator to obtain, any documents and other instruments reasonably necessary for Operator to perform, or cause to be performed, the Services contemplated under this Agreement; and (c) shall provide Operator with access to the Company Assets as necessary for Operator to perform, or cause to be performed, the Services contemplated under this Agreement.
3.3Independent Contractor. In performing any Services by Operator for the Company, Operator shall be conclusively deemed to be an independent contractor. The Company shall have no right or authority to supervise or instruct the Representatives of Operator in regards to the daily performance of any Services or the specifics of how such services are to be provided, and such Representatives shall be under the direct and sole supervision and control of Operator. The Parties do not intend to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture, association or trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be fiduciaries.

Article 4
Performance of Services
4.1Personnel. Operator shall provide enough personnel to staff and perform the Services, which may be accomplished to the extent reasonably necessary by (a) employees of

Operator, (b) employees Affiliates of Operator, or (c) Third Party contractors hired by Operator. All personnel engaged or directed by Operator to perform Operator’s obligations under this Agreement shall be duly qualified and experienced to perform such obligations. Operator shall cause its employees and the employees of its Affiliates performing Services to be properly trained and to comply with all Laws applicable to the Company Assets. Operator shall use commercially reasonable efforts to cause Third Party contractors to perform the Services using properly trained personnel and in compliance with all Laws. Notwithstanding the use by Operator of any Affiliates in its performance of the Services, Operator will, in all instances, remain primarily responsible for performing the Services under this Agreement.
Article 5
Fees; Revenues; Costs
5.1Operating Fee. Each Calendar Month, the Company shall pay Operator (by wire transfer or other electronic means) the Operating Fee. The Operating Fee for a Calendar Month shall be payable by the Company on the Business Day immediately preceding the 20th day of the following Calendar Month. An invoice from Operator to the Company shall not be required for the Company to pay Operator each Calendar Month for the Operating Fee. The Operating Fee covers all costs relating to the Services. The Parties acknowledge that, other than the Operating Fee, Operator is not entitled to recover from the Company any other amounts arising from or in connection with its provision of the Services.
5.2Payment of Costs. The Company agrees to pay all costs permitted to be incurred by Operator under the terms of this Agreement to the extent actually incurred in the performance of the Services.
5.3Objections to Invoices; Late Payments; and Disputed Payments. Regarding all invoices (including the Monthly Statement), the Company shall endeavor to notify Operator in writing of any objections to all or any portion of such invoices within 60 days following the date any such invoices are submitted to the Company. Payment of all or any portion of an invoice or notice shall not be construed as a waiver of any right under this Agreement by the Company. If any payment is not made in accordance with the terms of this Article 5, any portion of the unpaid balance that is not subject to a good faith Dispute shall bear interest from the date due at the Agreed Interest Rate. Any Disputes between Company and Operator as to the payment of any amounts under this Agreement shall be resolved in accordance with the Dispute resolution procedures set forth in Article 9. Payments of all amounts due as a result of utilizing the Dispute resolution procedures set forth in Article 9 will be paid by the appropriate Party within 5 Business Days of the date of final resolution of such Dispute, and such payments shall include (a) the final amount due as determined under Article 9, plus (b) the Agreed Interest Rate.
5.4Operating Fee Escalation.
(a)The Operating Fee shall be escalated on each January 1st, commencing on January 1, 2019, according to the greater of 1% or (i) the percentage year-over-year change in the Gross Domestic Product implicit price deflator for final sales to domestic purchasers in the Gross Domestic Product, 4th Quarter (final) report published by the U.S. Department of Commerce, Bureau of Economic Analysis, or (ii) if such index is discontinued, then such index as the Parties may reasonably agree. The Gross Domestic Product implicit price deflator for final sales to domestic purchasers shall be derived by subtracting one from the quotient calculated by dividing the index level for the most recently reported time period by the index level for the time one year prior to the most recently reported time period.
(b)On or after an Operating Fee Adjustment Event, either Party (the “Notice Party”) may give the other Party (the “Receiving Party”) 20 Business Days’ notice of a proposed new Operating Fee (“New Operating Fee”) which shall reflect an increase or reduction in the Operating Fee proportionate to the increase or reduction, as applicable, in expenses Operator will incur to provide the Shared Services following the Operating Fee Adjustment Event. Within the 20 Business Day period from the date the Receiving Party receives such notice, the Receiving Party shall give notice to the Notice Party of the Receiving Party’s election to accept or reject the New Operating Fee. The term “Operating Fee Adjustment Event” means any event that is reasonably expected to materially affect the cost or scope of the Shared Services to the Company.
Article 6
Representations and Warranties; Claims
6.1Representations and Warranties. Each Party represents and warrants to the other Party as to itself, that, as of the date hereof:
(a)it is duly organized and validly existing under the Laws of its jurisdiction of organization, it is qualified to transact business and is in good standing in each jurisdiction in which such qualification is required by Law, and has all requisite power and authority to own its property and assets and conduct its business as presently conducted or proposed to be conducted under this Agreement;
(b)it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
(c)it has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement has been duly executed and delivered, and constitutes the valid, legal and binding obligation of such Party enforceable against it under its terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors or by general equitable principles (whether considered in a proceeding in equity or at law);
(d)no Governmental Authorization is required for (i) the valid execution and delivery of this Agreement or (ii) the performance by such Party of its obligations under this Agreement except such Governmental Authorization as has been duly obtained or made;
(e)the execution or delivery of this Agreement, the performance by such Party of its obligations for the transactions contemplated hereby and fulfilling the terms hereof, in each case, does not and will not: (i) conflict with or violate any provision of its organizational documents, (ii) conflict with, violate or result in a breach of any Law currently in effect, or (iii) conflict with, violate or result in a breach of, or constitute a default under or result in the imposition or creation of, any lien under any agreement or instrument to which it is a party or by which it or any of its properties or assets are bound;
(f)no meeting has been convened for its dissolution or winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding or threatened for its dissolution or winding-up;
(g)there are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by, or threatened against it; and
(h)it is not a party to any legal, administrative, arbitral or other proceeding, investigation or controversy pending, or, to the best knowledge of such Party, threatened, that would adversely affect such Party’s ability to perform its obligations under this Agreement.
6.2Claims. Operator shall have no authority to settle any claim or demand made on behalf of or against the Superior Companies or related to the Company Assets unless Operator first receives the written approval of the Company if such settlement of claim or demand requires approval of the Board under the LLC Agreement.
Article 7
Standard of Performance, Indemnity, and Insurance
7.1Standard of Conduct; Waiver; Indemnification by Operator.
(a)The Operator shall perform, or cause to be performed, the Services in a good and workmanlike and commercially reasonable manner, generally consistent with operating practices used by Operator in its operation of similar assets owned or operated by Operator or its Affiliates, and shall conduct itself with that degree of care, diligence, and skill of a reasonable prudent operator consistent with industry-standard practices in the natural gas pipeline gathering and transportation industry. In providing the Services, Operator shall comply with all applicable Laws.
(b)Operator shall have no Liability to the Superior Companies or their Affiliates and each of such Person’s equity holders, partners, members, directors, officers, operators, employees, agents and representatives for losses sustained or Liabilities in the performance of the Services, except for Liabilities that result from (i) Operator’s gross negligence, or (ii) Operator’s actual fraud or willful misconduct.
(c)Operator is responsible for, shall pay on a current basis, and agrees to defend, indemnify and hold harmless each of the Superior Companies, their Affiliates, and each of such Person’s equity holders, partners, members, directors, officers, operators, employees, agents and representatives (collectively, “Company Indemnified Parties”) against any Liabilities, whether asserted by any Third Party or otherwise, to the extent arising from, based upon, or related to Operator’s gross negligence, actual fraud or willful misconduct.

(d)THE TOTAL AGGREGATE LIABILITY OF THE OPERATOR TO THE COMPANY FOR ALL LIABILITY ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OF SERVICES UNDER THIS AGREEMENT SHALL NOT EXCEED $10,000,000, EXCEPT TO THE EXTENT THAT ANY SUCH LIABILITY ARISES FROM OR IN CONNECTION WITH OPERATOR’S ACTUAL FRAUD OR WILLFUL MISCONDUCT THAT IS DONE WITH THE INTENTION TO CAUSE HARM TO THE SUPERIOR COMPANIES.
7.2Indemnification by the Company. The Company is responsible for, shall pay on a current basis, and agrees to defend, indemnify and hold harmless Operator, its Affiliates and each of such Person’s equity holders, partners, managers, members, directors, officers, employees, agents and representatives (collectively, the “Operator Indemnified Parties”) against any Liabilities, whether asserted by any Third Party or otherwise, to the extent arising from, based upon, or related to the provision of the Services , including (a) Liabilities resulting from, arising out or connected with the operation, maintenance, or development of the Company Assets or performing this Agreement or the Services provided by Operator, (b) any loss of or damage to equipment or property of the Company Indemnified Parties, the Operator Indemnified Parties, or any Third Party, (c) any damage or losses to the Company Assets, and (d) Liabilities connected with Products (including the quality, use, or condition of such Products), both prior to such Products’ receipt into the Company Assets and after delivery of such Products (including losses or shrinkage of such Products during their transportation in the Company Assets), IN EACH CASE, EVEN IF SUCH LIABILITIES ARE BASED UPON THE NEGLIGENCE (WHETHER JOINT, CONCURRENT, ACTIVE, OR PASSIVE) OF ANY OF THE OPERATOR INDEMNIFIED PARTIES OR UPON CONDITIONS, ACTS OR OMISSIONS (WHETHER OR NOT THE RESPONSIBILITY OF ANY OF THE OPERATOR INDEMNIFIED PARTIES) THAT IMPOSE STRICT LIABILITY ON ANY OF THE OPERATOR INDEMNIFIED PARTIES, OR ANY OTHER FAULT OR RESPONSIBILITY OF ANY OF THE OPERATOR INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT THE ABOVE INDEMNITY CONTAINED IN THIS SECTION 7.2 SHALL NOT APPLY TO THE EXTENT OPERATOR IS OBLIGATED TO INDEMNIFY THE COMPANY INDEMNIFIED PARTIES PURSUANT TO SECTION 7.1.
7.3Waiver of Liabilities. Notwithstanding anything herein to the contrary, none of the Company Indemnified Parties and none of the Operator Indemnified Parties may recover from the Company or Operator, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this Section 7.3 as to recovery hereunder. Subject to the preceding sentence, the Company, on behalf of each of the Company Indemnified Parties, and Operator, on behalf of each of the Operator Indemnified Parties, waive any right any such Person may have to recover punitive, special, exemplary or consequential damages, including damages for lost profits arising in or regarding this Agreement or the transactions contemplated hereby, EVEN IF SUCH INDIRECT DAMAGES ARE BASED UPON THE NEGLIGENCE (WHETHER GROSS, JOINT, CONCURRENT, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY.

7.4Defense of Liabilities. The Company and Operator agree to defend each other respectively against all suits brought upon any Liability covered by such Person’s foregoing indemnity obligations but each Party reserves the right, at its option, to participate at its own expense, with counsel of its own selection, in the defense of any such Liability without releasing the other Party from any indemnity obligation hereunder. An Indemnified Party may employ separate counsel to represent such Indemnified Party if such Indemnified Party is advised by counsel that an actual conflict of interest makes it advisable for such Indemnified Party to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the Indemnifying Party.
7.5No Warranties or Guarantees. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OR GUARANTEES TO THE OTHER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND BOTH PARTIES DISCLAIM AND WAIVE ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
Article 8
Term and Termination
8.1Term. Subject to earlier termination under Section 8.2, the initial term of this Agreement shall begin on the Effective Date and continue in effect until April 3, 2023 (such period, the “Initial Term”), and shall be automatically extended thereafter for successive one year periods (each, a “Renewal Term”) unless either Party provides written notice, indicating that it does not wish to renew, at least 180 days prior to the end of the Initial Term or a Renewal Term, as applicable. The Initial Term and all Renewal Terms shall be collectively referred to herein as the “Term”.
8.2Termination. This Agreement may be terminated prior to the end of the Term as follows:
(a)at the election of either Party, upon (i) the sale of all of the issued and outstanding Membership Interests to a Third Party, (ii) the sale of all or substantially all of the Company’s Assets to a Third Party, (iii) an equity exchange with a Third Party of all of the Membership Interests or of all of the equity interests in any of the Company’s subsidiaries, or (iv) a merger or consolidation of any of the Superior Companies with a Third Party;
(b)by the mutual written agreement of the Parties;
(c)by the Company, after receiving notice or otherwise learning fewer than 30% of the Membership Interests (as adjusted for any split or combination of Membership Interests since the Closing Date or any distribution of Membership Interests received by Operator, or an Affiliate of Operator, since the Closing Date) are owned, directly or indirectly, and Controlled by Operator, or an Affiliate of Operator;
(d)by the Company, upon the negligence, gross negligence, willful misconduct or fraud by Operator or the failure by Operator to pay any undisputed amounts when due or to perform any of its obligations under this Agreement and such

Operator failure or action (i) causes actual economic damages (excluding indirect, consequential, punitive or exemplary damages or damages for lost profits except to the extent that Company is obligated to pay such damages to any Third Party), which damages, net of any proceeds of insurance, are over $7,500,000, (ii) is not excused by Force Majeure events, and (iii) is not cured by Operator (to the extent that such a breach is capable of being cured) at no additional cost, liability or expense to the Company within 30 days after Operator’s receipt of written notice thereof from the Company (unless such failure is not reasonably capable of being cured within such 30-day period, in which case Operator shall have commenced remedial action to cure such failure within such 30-day period, shall continue to diligently and timely pursue the completion of such remedial action after such notice, and shall have completed such remedial action as soon as is reasonably possible, but in any event within 120 days after commencing such cure);
(e)by the Company, if Operator, Unit or Unit Petroleum Company (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary, or consents to filing an involuntary, bankruptcy petition for relief under the United States Bankruptcy Code; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer in a court of competent jurisdiction seeking for Operator, Unit or Unit Petroleum Company a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against Operator, Unit or Unit Petroleum Company in a proceeding of the type described in clauses (i) through (iv); (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of Operator, Unit or Unit Petroleum Company or of all or any substantial part of any such company’s assets or properties; or (vii) is the subject of a final and non-appealable order of relief under the United States Bankruptcy Code by a court with competent jurisdiction under a petition by or against Operator, Unit or Unit Petroleum Company (each of clauses (i) through (vii), an “Operator Bankruptcy Event”);
(f)by the Company, if (i) Operator stops or suspends payment of any of its debts, or cannot, or admits its inability to, pay its debts as they become due, (ii) any debt of Operator becomes due, or capable or being declared due prior to its stated maturity by an event of default (howsoever described), or (iii) Operator otherwise materially breaches any debt covenant, and, in each case described clause (i) through (iii), such default or delinquency remains uncured after any cure or grace period and is not waived by Operator’s creditor; or
(g)by Operator, if the Company fails to pay any undisputed amount when due under this Agreement if such failure is not remedied within 30 days after written notice of such failure is given.
8.3Effects of Termination.
(a)The termination or expiration of this Agreement shall not relieve either Party of any Liability or obligation that accrued prior to such termination or deprive a

Party not then in breach (other than a breach because such Party is rightfully withholding performance in response to a breach by the other Party) of its rights to any remedy otherwise available to such Party, and all costs and expenses incurred through the date of termination that are reimbursable under this Agreement shall be paid by the Company. The Company’s obligation to reimburse Operator for any costs or expenses incurred under this Agreement shall survive the termination of this Agreement. In addition, Article 1, Article 9 (Dispute Resolution), Article 11 (Audits) and Article 12 (Other Provisions) and Section 5.1, Section 5.2, Section 5.3, Section 7.1, Section 7.2, Section 7.3, Section 7.4 and this Section 8.3 shall survive in full force and effect any expiration or termination of this Agreement for 2 years after such expiration or termination.
(b)Upon termination of this Agreement, Operator shall promptly relinquish its role as operator, ensure the transition of performing the Services to such Person as designated by the Company (such Person, the “Successor Operator”), and, to the extent requested by the Company, provide the Services under the same terms set forth herein (including all payments as provided in Article 5) for a period of time not to exceed 90 days. Operator shall promptly deliver to the Successor Operator, or such other Person as the Company may designate, copies of all files and records related to the Services and its duties and obligations hereunder and all other information about the Company Assets requested by the Company in the possession of Operator. Prior to any such termination, Operator shall identify and provide a list of employees who have historically spent most of their working time in the performance of the Services to Company and Successor Operator. Successor Operator shall be permitted to make offers of employment to such employees and Operator shall provide any cooperation reasonably requested by the Company or Successor Operator in the transition of such employees from Operator to Successor Operator. In addition, for a period of time not to exceed 90 days after the Successor Operator has taken over performance of the Services, Operator shall, to the extent that it is able to do so with the employees it retains, provide any and all such other transition support assistance reasonably requested by the Company, and the Company shall reimburse Operator for any related and reasonable out of pocket costs and expenses.
Article 9
Dispute Resolution
9.1Dispute Resolution. Before initiating any legal proceeding regarding a Dispute between the Parties, the Party asserting such Dispute must provide the other Party with a notice in writing, setting forth a reasonably complete statement detailing the Dispute and the factual and legal grounds for such Dispute (the “Executive Negotiation Notice”). Within 15 days after a Party receives the Executive Negotiation Notice, the Parties will engage in good faith in-person “executive to executive” negotiations with executives familiar with the matters related to the Dispute. Such executives will have authority to negotiate and settle the dispute subject to such executives first obtaining the consent for any such settlement from the Party which they represent. If the Parties to such Dispute are unsuccessful in resolving such Dispute within 45 days after delivery of the Executive Negotiation Notice, then the Dispute shall be resolved through legal proceedings in accordance with Section 12.11.

Article 10
Operating Records and Reports
10.1Books and Records. Operator shall maintain and retain records related to performance of the Services. The Company and its Representatives shall have reasonable access to such books and records under Section 11.1.
10.2Financial Reports. Operator shall provide to the Company the Financial Reports, as they are received, produced or compiled.
10.3Government Reports. Operator will prepare and timely file or submit any reports required by any Governmental Authority having jurisdiction over the Company Assets, the Superior Companies, and/or the Services, and each such report shall be prepared and filed or submitted in compliance with the instructions, rules and regulations applicable to each such report. Operator shall consider in good faith any comments provided in writing by the Company to Operator with respect to any report that is to be filed with or submitted to a Governmental Authority. Any reports under the name of the Company and requiring a signature shall be executed by a duly authorized representative of the Company.
10.4Tax Reports. Operator agrees to cooperate with the Company in the preparation of the Company’s and the Members’ federal, state and local tax returns, including providing, upon written request by the Company, all pertinent information in the possession of Operator that is necessary to enable such tax returns of the Company and the Members to be timely prepared and filed.
Article 11
Audits
11.1Inspections. The Company, Members holding not less than 20% of the Membership Interests of the Company, or any of their respective Representatives, upon reasonable notice to Operator, but collectively no more than once per calendar quarter, shall have the right to inspect (or cause its Representatives to inspect) the books, records and other documents maintained by Operator under Section 10.1. Such inspection shall occur during Operator’s regular business hours following not less than 7 Business Day’s prior written notice. The party requesting the inspection shall, and shall cause their Representatives to, perform such inspection in a reasonable period of time and shall use reasonable efforts to minimize inconvenience to Operator’s personnel and disruption of the Company’s business.
11.2Audits. Subject to Section 11.3, The Company, upon reasonable notice to Operator, shall have the right to audit (or cause their Representatives to audit) the books, records and other documents maintained by Operator under Section 10.1, including environmental, health and safety audits (collectively, an “Audit”).
11.3Audit Procedures. Following not less than 30 days prior written notice, the Company shall be entitled to conduct one Audit every 12 Calendar Months but shall not Audit a period ending prior to the date that is three years prior to such Audit request. Company shall perform (or cause its designated Representatives to perform) such audit in a reasonable period of time and shall use reasonable efforts to minimize inconvenience to Operator’s personnel and disruption of the Company’s business. Any information obtained by the Company in connection with the conduct of an Audit (whether related solely to the Company, Operator, the Services or otherwise) shall be subject to the confidentiality provisions of this Agreement. At the conclusion of each Audit, the Company and Operator shall endeavor to settle outstanding matters expeditiously. If no settlement can be reached by the Parties regarding any disputed matter in an Audit, Article 9 shall apply to such disputed matter.
Article 12
Other Provisions
12.1Counterparts. This Agreement may be executed in multiple counterparts and delivered by electronic transmission, including by facsimile or attached to an electronic mail in portable document format, each of which shall be deemed an original, and all of which when taken together shall constitute the same instrument.
12.2Notices. Except as otherwise provided in this Agreement to the contrary, any notice or communication required or permitted to be given under this Agreement shall be in writing and sent to the address of the Party set forth below. Each such notice or other communication shall be sent by personal delivery, by United States Postal Service registered or certified mail (return receipt requested), or by reputable courier service (such as Federal Express or United Parcel Service) to the address provided.
If to the Company:    Superior Pipeline Company, L.L.C.
8200 South Unit Drive
Tulsa, Oklahoma 74132
Attention: Mike Hicks
Telephone: (918) 493-7700
E-mail: mike.hicks@superiorpipeline.com
With a copy to:
OPTrust
1 Adelaide Street East, 11th Floor
Toronto, Ontario M5C 3A7
Attention: Ryan McGovern
Phone: (416) 681-3045
Email: RMcGovern@optrust.com

and

Partners Group (USA) Inc.
1660 17th Street, Suite 201
Denver, Colorado 80202
Attention: Travis Chulick
Phone: (303) 606-3763
Email: travis.chulick@partnersgroup.com

If to Operator:    SPC Midstream Operating, L.L.C.
8200 South Unit Drive
Tulsa, Oklahoma 74132
Attention: Drew Harding
Telephone: (918) 477-4537
E-mail: drew.harding@unitcorp.com

With a copy to:

Unit Corporation, Attention Office of the
General Counsel
8200 South Unit Drive
Tulsa, Oklahoma 74132
Attention: Drew Harding
Telephone: (918) 477-4537
E-mail: drew.harding@unitcorp.com

Any notice in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, if, in each case, delivered during normal business hours or on the next Business Day if delivered after business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. As a courtesy, a copy of any notice may be given by electronic mail but shall not constitute notice for this Agreement. The Parties may change the address, telephone numbers, and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 12.2.
12.3Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
12.4Waivers; Rights Cumulative. The terms, covenants or conditions may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing by any Party, or its respective Representatives, or any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
12.5Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the Parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties regarding the subject matter hereof, including the Original Agreement, and there are no representations, understandings, or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Schedules attached to this Agreement are made a part of, and incorporated by reference into, this Agreement.
12.6Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties.
12.7Binding Effect and Assignment; Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor the rights, benefits or obligations hereunder shall be assigned by any Party, in whole or in part, without the prior written consent of the other Party. No assignment of any rights hereunder by any Party shall relieve such Party of any obligations and responsibilities hereunder. Except as set forth in Article 7, 10 and 11, nothing in this Agreement, express or implied, should confer upon any Person other than the Parties, or their respective permitted successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.
12.8Confidentiality.
(a)Operator acknowledges that Operator shall receive information from or regarding the Superior Companies like trade secrets or that otherwise is confidential information or proprietary information (as further defined below, “Confidential Information”), the release of which would be damaging to the Superior Companies and/or Persons with whom the Superior Companies conduct business. Operator shall hold in strict confidence any Confidential Information that Operator receives and shall not disclose such Confidential Information to any Person (other than the Superior Companies and the Company’s Members, and officers) or otherwise use such information for any purpose other than for the performance of the Services, except for disclosures:
(i)to comply with any Laws (including stock exchange or quotation system requirements) or under any legal proceedings or because of any Order of any Governmental Authority binding upon a Party; provided, that the Operator shall notify the Company promptly and in advance of any Confidential Information so required to be disclosed, and any such disclosure of Confidential Information shall be to the minimum extent required by such Laws, legal proceedings or Order;
(ii)to Affiliates, partners, members, managers, stockholders, directors, officers, employees, agents, contractors, attorneys, professional consultants or lenders of the Operator where such disclosure is necessary for the performance of the Services hereunder; provided, that, regarding professional consultants and contractors of Operator, prior to such disclosure by Operator, such professional consultant or contractor of Operator shall (to the extent practicable) contract with Operator to keep such disclosure confidential;
(iii)of information that the Operator received from a source independent of the Superior Companies and that Operator reasonably believes such source obtained without breach of any obligation of confidentiality to the Superior Companies;

(iv)has been or becomes independently developed by Operator or its Affiliates without using any of the Confidential Information;
(v)is or becomes generally available to the public (other than because of a prohibited disclosure by Operator, its Affiliates, or their respective Representatives); or
(vi)to the extent the Company shall have consented to such disclosure in writing.
(b)Operator agrees that breach of this Section 12.8(b) by Operator, its Affiliates, or their respective Representatives or any other Person would cause irreparable injury to the Superior Companies for which monetary damages (or other remedy at law) would be inadequate because of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by such breach and (ii) the uniqueness of the Superior Companies’ business and the confidential nature of the Confidential Information. Accordingly, Operator agrees that this Section 12.8(b) may be enforced by the Company by temporary or permanent injunction (without the need to post bond or other security therefor), specific performance or other equitable remedy and by any other rights or remedies that may be available at law or in equity. The term “Confidential Information” shall include any information pertaining to the Superior Companies’ business which is not available to the public, whether written, oral, electronic, visual form or in any other media, including such information that is proprietary, confidential or about the Superior Companies’ ownership and operation of the Company Assets, the Company Business, their operations and business plans, actual or projected revenues and expenses, finances, Contracts and books and records.
12.9Release of Information. The Parties shall cooperate with each other in releasing information about this Agreement and the transactions contemplated hereby. No press releases or other public announcements about this Agreement shall be made by any Party without prior consultation with, and agreement of, the other Party, unless such press release, public statement or other public disclosure is required by Law regarding Company’s or Operator’s (including Operator’s Affiliates’) reporting and disclosure obligations, in which case the disclosing Party shall notify the other Party in advance of any such disclosure, work in good faith to consider and include any suggested changes to the information to be disclosed, and only disclose information to the minimum extent required by Law.
12.10Governing Law. This Agreement has been executed and delivered and shall be construed, interpreted and governed under the Laws of the State of Texas, without regard to any conflict of Laws principles which, if applied, might permit or require the application of the Laws of another jurisdiction.
12.11Mandatory Venue. Each Party consents and submits to personal jurisdiction in any action brought in the United States federal courts in the State of Texas (or, if jurisdiction is not available in the United States federal courts in the State of Texas, to personal jurisdiction in any action brought in the state courts in the State of Texas) regarding any dispute, claim, or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other regarding any such dispute, controversy, or claim will be instituted exclusively in the United States federal courts in the State of Texas (or, if jurisdiction is not available in the United States federal courts in the State of Texas, then exclusively in the state courts in the State of Texas).
12.12Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
12.13Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect if the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
12.14Intellectual Property. All intellectual property rights (including rights in patents, trade secrets, copyrights, and trademarks) in all inventions, designs, models, drawings, prints, samples, transparencies, specifications, reports, manuscripts, working notes, documentation, manuals, photographs, negatives, tapes, discs, software, computer files or any other items related to the Company Assets, including any such intellectual property rights conceived, created, developed or improved by, or assisted by, Operator or any contractor or which are wholly or in part based on or derived from information arising from performing Services, are and shall remain owned by the Company, including all goodwill related thereto (collectively, “IP”) and Operator and its successors and permitted assigns shall have a non-exclusive, royalty-free license to use such IP. To the extent ownership in any IP is not automatically vested in the Company upon such conception, creation, development or improvement, Operator hereby assigns, and shall ensure that its contractors assign, all right, title and interest in such IP to the Company. Operator shall, and shall ensure that its contractors shall, execute such documents, including agreements with its employees and subcontractors, as are necessary to effectuate the Company’s ownership of all right, title, and interest in the IP.

12.15Force Majeure.
(a)For this Agreement, the term “Force Majeure” shall mean an event beyond the control of the Party claiming Force Majeure, including any acts of God, wars, blockades, insurrections, riots, epidemics, lightning, earthquakes, fires, floods, high water washouts, storms or inclement weather which necessitate extraordinary measures and expense to maintain operations, or notice of any of the foregoing which may necessitate the precautionary shut down of plants or pipelines (including the Company Assets), explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain or delays in obtaining additional necessary easements, rights of way or permits, or the failure or interruption of power or gas supplies or other utilities. The Party prevented or hindered from performing hereunder shall give written notice to the other Party when reasonably practicable and take all reasonable actions within its power to remove the basis for the Force Majeure (including securing alternative supply sources) and after doing so resume performance as soon as possible.
(b)Notwithstanding any other provision of this Agreement to the contrary, if a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations (including with Operator, the Services) under this Agreement (other than any obligation to pay any amount when due and payable hereunder), the obligation of such Party, so far as it is affected by such Force Majeure, shall be suspended during the continuance of the condition or event of Force Majeure, but for no longer period, and such condition or event shall so far as possible be remedied with all reasonable dispatch.
(c)It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the affected Party, and that the above requirement that any Force Majeure shall, so far as possible, be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of such Persons to do so when such course is inadvisable in the reasonably exercised discretion of the affected Party.
12.16Further Assurances. Each Party agrees to execute and deliver to the other Party such additional documents, to take such additional actions and to provide such cooperation as may be reasonably required to consummate the transactions contemplated by, and to effect the intent of, this Agreement, including filing any regulatory forms with Governmental Authorities reasonably necessary to effectuate the transactions contemplated by this Agreement.
12.17Laws and Regulations and Agreements. This Agreement is subject to all present and future valid Orders, rules and regulations of any regulatory body having jurisdiction and to all applicable Laws of, and agreements, with the United States of America and the State of Texas, including, but not limited, to any Orders, rules, regulations, Laws or agreements specifically referred to herein.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have entered into this Agreement to be effective as of the Effective Date.
COMPANY:

SUPERIOR PIPELINE COMPANY, L.L.C.

By: /s/ David P. Dunham
Name: David P. Dunham
Title: Senior Vice President

OPERATOR:

SPC MIDSTREAM OPERATING, L.L.C.

By: /s/ Drew Harding
Name: Drew Harding
Title: Vice President

[Signature Page to Amended and Restated Management Services and Operating Agreement]

EXHIBIT A

SERVICES

Accounting[1]
•    Support Superior’s financial statement audit as requested by Superior’s accountants or auditors.
•    Provide monthly and quarterly closing schedule and technical accounting support to Superior’s accountants.

•    Provide services to support enterprise resource planning and accounting processing transition.
•    Provide certain access and authority to use the Enertia operating system, including expense, A/P, A/R, budgeting and other modules necessary to maintain accounting records and financial statements.
•    Provide development support for internal controls, internal audits, and accounting policies and procedures.
•    Assist Superior with establishment of new accounts for all services currently necessary for stand-alone operations (including but not limited to Information Technology, Employee Benefits, Payroll, Human Resources, and Geographic Information Services).

Treasury
•    Conduct credit checks.
•    Process checks and wire transfers.
•    Provide bank account administration.
•    Coordinate with Unit’s accounting personnel to assist with contract counterparty transfer to new Superior bank accounts.

Payroll
•    Issue payroll checks and direct deposit confirmations.
•    Maintain payroll system and database.
•    Process garnishments.
•    Administer payroll related withholdings, tax filings and payments.
•    Produce all W2’s.

Human Resources
•    Recruiting and applicant tracking assistance.
•    Manage personnel records.
•    Provide leave processing.
•    Provide support for benefits.
•    Administer COBRA notices and enrollment.
•    Provide compensation administration (e.g., survey data, salary recommendations, pay adjustments)
•    Provide incentive and executive compensation analysis.
•    Provide wellness plan administration.
1 Shared Services do not include any accounting services that Unit Corporation normally engages outside third party consultants to perform on its behalf or at its direction, but does include collaborating with and assisting such outside consultants to facilitate their work. Fees of outside consultants engaged to represent or advise the Company in connection with accounting matters are not included in the Operating Fee and are chargeable to the Company, subject to any restrictions set forth in the LLC Agreement.
Exhibit A

•    Prepare compensation statements.
•    Provide performance appraisal administration.
•    Provide medical plan subrogation administration.
•    Provide open enrollment administration.
•    Provide medical plan dependent audit assistance.
•    Provide service award administration.
•    Provide access to Employee Self Service Portal.
•    Respond to third party requests for employment verification.
•    Provide consulting on general human resources and benefits issues.

Information Technology
•    Maintain and support relevant existing computer and IT services necessary to continue the business operations of the Superior’s assets, including the following services:
o    Computer desktop support;

o    Maintenance and support of office telephones as well as local and long-distance telephone equipment and service invoices;
o    Field communications maintenance and support and related invoices and fees including any tower, radio, cellular or other network/communications related items; and
o    Other miscellaneous business system and software support, including application and software support and email service support.

•    Maintain and assist in the acquisition and implementation of end user computing equipment and software, office equipment (copiers, scanners, fax machines, etc.).
•    Manage a service desk which provides a single point of contact for any request for IT services or issues with services in accordance with Unit’s practices.
•    Support e-mail (Microsoft Outlook), enterprise email infrastructure (Microsoft Exchange), and anti-virus and spam filtering services.
•    Create, maintain, and provide access to shared resources for the enterprise in accordance with Unit’s practices. Specifically, these shared resources will include secure access to space on servers, printers, electronic mail, intranet and internet portals, internet connections, networks, database management, storage area networks, failover systems and disaster recovery, firewall, and network administrators, among others.
•    Detect, troubleshoot, and repair the intranet, LAN, WAN, and internet when degraded performance or total failure occurs, including providing for appropriate notification of outages and their expected duration.
•    Provide access to SharePoint portals related to Superior’s operations.
•    Assist Superior to: 1) establish relationship with and 2) effectuate transfer to Superior’s new IT service provider(s).
•    Continuity of the following services (to the extent Unit is providing services to Superior today): Gas Scheduling/Control, SCADA, Radios, Gas Measurement and other similar field operational services including conversions to any new stand-alone hardware, software or communication systems.
•    Maintain current telephone (land lines and cellular), cable, internet and IT services with Unit’s existing providers.

Exhibit A

Tax[2]
•    Manage preparation and filing of all applicable state and federal returns.
•    Manage filing of federal and state extensions and estimates.
•    Review and analyze tax notices and, in coordination with the Company, negotiate assessed values with tax assessors and/or their agents.
•    Advise the Company on and arrange for tax strategy and other possible tax savings opportunities and coordinate property tax budgeting items.
•    Provide tax compliance support.

Safety, Health, and Environmental[3]
•    SH&E Management System
o    Provide administrative assistance, including website management;
o    Provide program information storage and recordkeeping; and
o    Provide SH&E program consultation.
•    SH&E Training
o    Provide consultation for training program; and
o    Provide administrative assistance for Learning Management System.
•    Safety – Personnel
o    Provide consultation for safety policies, programs, procedures, and standards; and
o    Assist with facility inspections, including hazard identification and corrective measures.
•    Safety – Pipeline
o    Provide consultation for regulatory inspections;
o Provide consultation for the Risk and Integrity Management Plan.
•    Safety – Process (PSM Facilities)
o    Provide consultation for the applicability, process, and compliance with PSM regulations.
•    Health
o    Provide assistance with hearing conservation and chemical surveys and monitoring.
•    Environmental – General
o    Provide consultation for compliance issues;
o    Provide assistance with maintaining environmental permits; and
o    Maintain records regarding air and storm water permits, spill prevention control and countermeasure plans, and greenhouse gas reporting.
•    Environmental – Air
o    Provide consultation for permitting and compliance; and
o    Provide assistance with management of air permitting activities, including Air Pollution Emission Notices, self-certification forms, annual and semi-annual compliance certifications, semi-annual deviation reports and NESHAP notifications.
•    Environmental – Water/Soil
o    Provide consultation for SPCC Plans; and
o    Provide assistance with spill response management.
•    Environmental – Waste
2 Shared Services do not include any tax services that Unit Corporation normally engages outside third party consultants to perform on its behalf or at its direction, but does include collaborating with and assisting such outside consultants to facilitate their work. Fees of outside consultants engaged to represent or advise the Company in connection with tax matters are not included in the Operating Fee and are chargeable to the Company, subject to any restrictions set forth in the LLC Agreement.
3 Shared Services do not include any HSE services that Unit Corporation normally engages outside third party consultants to perform on its behalf or at its direction, but does include collaborating with and assisting such outside consultants to facilitate their work. Fees of outside consultants engaged to represent or advise the Company in connection with HSE matters are not included in the Operating Fee and are chargeable to the Company, subject to any restrictions set forth in the LLC Agreement.
Exhibit A

o    Provide consultation for hazardous waste issues.

Geographic Information
•    Provide assistance with capturing, storing, analyzing, managing, and presenting geographic information related to Superior’s Facilities, including requested hard copy plots, prints, PDFs and maps.

Legal[4,5]
•    Manage procurement of legal services to represent Superior’s interests when developing, negotiating, and establishing Third Party Contracts.
•    Ensure that all such Third Party Contracts comply, in all material respects, with applicable Laws.
•    Manage procurement of legal services to represent Superior’s interests during any threatened or pending litigation to which Company is a party.
•    Provide, or cause to be provided, legal services relating to and supporting the services which are customarily supplied by in-house legal support and required to implement and conduct the Company business and which are similar to the legal services that are provided for by other companies of similar size that are engaged in the business of gathering, processing and transportation of products with a similar size in-house legal support.

Risk Management
•    Provide, or manage and coordinate risk management services to represent Superior’s interests when developing, negotiating and establishing Third Party Contracts.

Regulatory Affairs[6]
•    Manage and coordinate regulatory services to secure approvals from any agency having jurisdiction over certain customer services that the Company provides using the Company Assets to implement and conduct the Company Business.
•    Regulatory services include the preparation, filing, and processing of (a) applications for waivers, declaratory orders, and other authorizations that the Company deems necessary or advisable in implementing and conducting its business, (b) routine and periodic reports, and (c) other regulatory matters as directed by the Company.
•    Complete periodic government surveys and other requirements.

Financing

•    Coordinate the preparation of financial guarantees as required by the Company.
4 Shared Services expressly exclude any Legal Services related to disputes between the Company and any Unit Corporation Affiliate.
5 Shared Services do not include any legal services that Unit Corporation normally engages outside counsel to perform on its behalf or at its direction, but does include collaborating with and assisting such outside counsel to facilitate the representation. Fees of outside legal counsel engaged to represent the Company’s interest are not included in the Operating Fee and are chargeable to the Company, subject to any restrictions set forth in the LLC Agreement.
6 Shared Services do not include any regulatory affairs services that Unit Corporation normally engages outside third party consultants to perform on its behalf or at its direction, but does include collaborating with and assisting such outside consultants to facilitate their work. Fees of outside consultants engaged to represent or advise the Company in connection with regulatory affairs matters are not included in the Operating Fee and are chargeable to the Company, subject to any restrictions set forth in the LLC Agreement.
Exhibit A

•    Manage all treasury/cash management related activities except as specifically provided otherwise in this Agreement.

Public Relations
•    Assist with public disclosures of Company activities.
Exhibit A